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                                                                      EXHIBIT 99



               LABARGE SELLS LABARGE CLAYCO WIRELESS JOINT VENTURE

ST. LOUIS, June 30 /PRNewswire/ -- LaBarge, Inc. (Amex: LB) announced today it has sold its 90% interest in its LaBarge Clayco Wireless L.L.C. joint venture to Evolution Holdings, Inc. of Phoenix, Ariz. Evolution Holdings has also purchased the remaining 10% of LaBarge Clayco Wireless owned by Clayco Construction Company.

Subject to the finalization of post-closing adjustments, LaBarge expects its portion of the net proceeds from the sale to be approximately $4.7 million, including $4.5 million in cash and $225,000 in a convertible note. At the time of the sale, the book value of LaBarge's investment in the LaBarge Clayco Wireless joint venture was approximately $1.3 million.

LaBarge Clayco Wireless, which was formed in 1996, provides turnkey construction, engineering and equipment installation services for the wireless telecommunications industry. Evolution Holdings, Inc. is a recently formed venture providing integrated wireless communications services to telecommunications companies. Evolution Holdings intends to operate LaBarge Clayco Wireless under the name LCW, L.L.C. and to continue the business at its present location in St. Louis with current employees.

"Evolution Holdings' purchase of LaBarge Clayco Wireless demonstrates the value LaBarge has built for our shareholders through our four-year investment in this successful joint venture," said CEO and President Craig LaBarge. "Although we've been pleased by the growth and profitability of LaBarge Clayco, the operation is no longer closely aligned with LaBarge's strategic direction. Its sale allows us to focus on growing our core Manufacturing Services business and our Network Technologies Group activities, as well as to reduce debt."

LaBarge, Inc. provides customers in diverse industrial markets with sophisticated electronic products and services through contract electronics design and manufacturing services and the development of proprietary wireless data communications products and network services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Kansas, Missouri, Oklahoma, and Texas. The Company's web site address is www.labarge.com .

Statements contained in this release which are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements involve risks and uncertainties. Future events and actual results could differ materially from those contemplated by those forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; lack of acceptance by the market for the BusCall product; lack of acceptance by the market for the products of the Network Technologies Group; unexpected increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing.

/CONTACT: Colleen P. Clements of LaBarge, Inc., 314-997-0800, ext. 409 or e-mail, colleen.clements@labarge.com/